Exhibit 14.1

Code of Conduct

GENERAL PRINCIPLES

The directors, officers and employees of PQ Corporation, its subsidiaries and affiliated companies worldwide (the “Company”) shall adhere to ethical standards of conduct when dealing with each other and with the Company’s customers, vendors, suppliers, competitors and other third parties. They will always act in a manner that reflects the Company’s values and attitudes as a responsible member of the communities in which we operate. It is the Company’s policy to be lawful, highly principled and socially responsible in all of its business practices.

PURPOSE

Our Code of Conduct (the “Code”) has been designed to communicate the Company’s commitment to ethical business conduct and to provide guidance to employees so that they may apply these principles in the daily performance of their job responsibilities. It summarizes the principles and policies created to deal with issues such as hiring and employment practices, conflicts of interest, harassment, bribery, political contributions, environmental and health/safety issues.

The purpose of this Code is to provide basic guidelines for situations in which ethical issues arise.  It is not intended to address every specific situation.  As such, nothing in the Code prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee conduct, whether they are expressly discussed in this document.  The Code is not intended to create any express or implied contract with any employee or third party.

COMPLIANCE

The Company, throughout the world, has a reputation for conducting business honestly and with integrity.  Directors, officers and employees are responsible for understanding the legal and policy requirements that apply to their jobs and for applying those requirements in the daily performance of their jobs.

It is the policy of the Company to comply with all applicable laws, including, without limitation, employment, competition, securities and environmental laws.  No director, officer, or employee of the Company has the authority to violate any law or to direct another employee or any other person to violate any law on behalf of the Company.

Employees should contact the Legal Department if they have questions about any provision of this Code.  Failure to comply with any of the provisions of this Code may subject the employee to disciplinary measures, including possible termination of employment.

POLICIES AND PROCEDURES

The following topics may have a Company Policy and/or Company Procedure in place.  Refer to these Company Policies and Procedures on the PQ intranet for additional and/or more specific information.

Copies of all applicable policies and procedures are also available upon request from the Human Resources Department or the Legal Department.

HUMAN RESOURCES AND EMPLOYEES

Employment Policies

Employees are entitled to fair and respectful treatment by their supervisors, managers, subordinates and peers.

The Company has established procedures to ensure that all personnel actions, such as hiring, compensation, benefits, transfers, company-sponsored training and educational assistance, social and recreational programs, and the use of all company facilities and services are administered on a nondiscriminatory basis.  Those procedures are specifically set forth in the various Company policies which can be found on the Company Intranet.

Employees have a responsibility to maintain a workplace free from violence, harassment and discrimination of any sort on the basis of race, religion, national origin, gender, sexual orientation, disability, age or any other basis prohibited by law. An employee may not interfere with or retaliate against another employee who seeks to invoke their rights under the laws governing labor and employee relations, or who voluntarily participates in a company investigation of alleged improper conduct.

Avoidance of Conflicts of Interest

It is the Company’s policy that no director, officer, or employee place themselves in a position where their actions, personal interests, or activities are in conflict with the interests of the Company.

Directors, officers and employees may not have any direct or indirect controlling interest (as investor, lender, employee or other service provider) in any enterprise that competes with the Company or which has current or prospective business with the Company when that individual may be able to influence such business with the Company, except when the interest has been fully disclosed to and approved by the Company.

Gifts and Entertainment

Gifts (products, merchandise, personal services or favors) of nominal value are considered to be acceptable activity in the ordinary course of doing business. Specific guidelines are set forth in the Gifts and Favors Policy and Procedures, which can be found on the Company Intranet.

Use of Company Property and Information

Directors, officers and employees are obligated to protect the Company’s assets and to use them efficiently.  Those assets include tangible and intangible assets, such as confidential Company information. Confidential information may include, but is not limited to, information concerning pricing, products and services that are being developed, formulae, processes, plans, financial data, production information, customer lists, marketing strategies, employee records and other such trade secrets, including information pertaining to any prospective Company acquisition or divestiture.  This information must not be used in any way other than as required in the performance of an employee’s duties.

HEALTH, SAFETY & ENVIRONMENT (HSE)

The Company is committed to operating in a responsible manner that safeguards the health and safety of its employees, customers, the community and other stakeholders and protects the environment.

All employees are expected to act in accordance with the PQ Corporation HSE Mission Statement and Guiding Principles and abide by the guidelines set forth in the Health, Safety and Environmental (HSE) Responsibilities Pamphlet.

Failure to comply with health, safety and environmental laws and regulations, permit requirements and Company HSE policies or failure to accurately and timely report HSE information to the appropriate authorities is considered a major violation of Company policy and is of such a degree of seriousness that the continued employment of the offender will be evaluated.

FINANCE, ACCOUNTING AND TREASURY

The Company’s financial statements and the books and business records on which they are based must accurately and completely reflect all corporate transactions.  All receipts and disbursements of corporate funds must be properly recorded, and records must disclose the nature and purpose of corporate transactions.  One of the duties of auditors is to ensure that the Company strictly follows these rules.  Directors, officers and employees are expected to fully cooperate with the auditors and under no circumstances withhold or conceal information from them.

Employees with supervisory duties should establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure the safeguarding of the assets of the Company, the accuracy of its financial records and reports, and ensure that no false or intentionally misleading entries are made in the Company’s accounting records.

Employees are expected to immediately report any improper transaction or accounting practice to their supervisor, a member of the audit committee or the PQ Concern Line.

INFORMATION AND TECHNOLOGY MANAGEMENT

Information technology equipment and services (such as computers, e-mail, telephones, and the Internet) are provided by the Company for use by its employees, and they remain the property of the Company.  They are intended to be used for

Company business and, as such, the Company retains the right to review and monitor all such systems and services at any time, without warning.  Employees are expected to comply with the guidelines set forth in the Company’s Internet Usage, Electronic Media and Services Policy  and Procedures.

LEGAL

Company Political Involvement and Contributions

The Company must comply with campaign finance laws and regulations that prohibit improper activities by Company employees and others acting on the Company’s behalf, both on and off company property. The Company also prohibits use of its facilities or equipment for political campaigning, fundraising or partisan political purposes.

Avoidance of Insider Trading

No person affiliated with the Company may directly or indirectly effect securities transactions on the basis of “insider information” until that information is fully disseminated to the public.  Insider information is any information about a company or its business about which an employee may learn in connection with their employment, which is not generally known to the public, and which could affect a decision to buy, sell or hold the stock of a company.  Use of insider information, as well as “tipping,” which is communicating such information to anyone who might use it to purchase or sell securities, are prohibited.

Foreign Corrupt Practices Act (“FCPA”)

All employees must conduct business in a way which will assure compliance with the Foreign Corrupt Practices Act (FCPA), a United States law that prohibits giving money or any other thing of value to a government official with the intention of corruptly influencing the official’s actions. No payments will be authorized, offered or made, nor gifts or anything of value be promised, directly or indirectly, to any foreign official, political party or official of that political party, or to any candidate for political office, which is intended to corruptly influence an official act or decision of such a person. Every Company employee, agent and contractor must properly account for the use of Company funds and assets. Failure to comply with this policy may subject an employee to discipline.

Any questions concerning a transaction that could be construed as bribery, kickback or fraud should be directed to the Legal Department.

Compliance with Competition Laws

The governments of most countries in which the Company conducts business have enacted antitrust or “competition” laws.  Their purpose is to ensure that markets for goods and services operate competitively and efficiently so customers enjoy the benefit of open competition among their suppliers. Sellers similarly benefit from competition among their purchasers.  In the United States and some other jurisdictions, violations of the competition laws can lead to substantial civil liability — triple the actual economic damages.  Moreover, violations of the competition laws may be treated as criminal acts that can result in criminal liability for both corporations and individuals.

It is the policy of the Company to engage in fair competition, in compliance with global antitrust and competition laws.  Employees must be alert to avoid even the appearance of conduct which may be considered anti-competitive or a restraint of trade.

It is important that employees consult the Legal Department whenever their business activities might be regulated by these laws.

Conduct of International Operations

All employees must uphold the integrity of the Company in all nations in which we do business.  Laws and customs vary throughout the world, so it is imperative that employees be sensitive to local customs and legal requirements that apply when conducting business.

Compliance with Sanctions and Trade Embargoes

Employees must abide by all economic sanctions or embargoes that the United States has adopted, whether they apply to foreign countries, political organizations, or particular foreign individuals and entities.  Inquires regarding whether a transaction on behalf of the Company complies with applicable sanction and trade embargo programs should be directed to the Legal Department.

Information and Records Management

All employees are required to comply with the procedures sets forth in the Company’s Records Retention Policy as it applies to documents generated and/or accumulated in connection with his or her job responsibilities.

ENFORCEMENT AND DISSEMINATION

The Chief Executive Officer of the Company has the ultimate responsibility for ensuring compliance with the Code.  The General Counsel is responsible for the administration of the Code.  The Presidents of the Company’s business units and subsidiary companies are responsible for ensuring that their business units are operated in compliance with the Code.  Company managers are responsible for ensuring that each of his or her employees have read and understand and will be required to comply with the Code.

REPORTING NON-COMPLIANCE

Employees are encouraged to report to their management any suspected violations of the Code, unlawful, unethical or improper business practices or violations of Company policies. Such suspected violations may include improper trade practices, health, safety or environmental concerns, improper employment practices, or misuse of Company property.

Suspected violations may also be reported to your local Human Resources Department, or the Legal Department at Company headquarters in Valley Forge, Pennsylvania, U.S.A. The Company will maintain confidentiality to the fullest extent possible.  If you are not comfortable with these options, you may also report suspected violations anonymously through the PQ/Potters Concern Line (“Concern Line”).

The Concern Line is a service provided to the Company by an independent contractor.  Its employees are professional and are trained to handle all calls confidentially. The information callers provide will be reported to the Company’s Legal Department for investigation and appropriate action. Callers will be assigned a confidential identification number which will enable them to inquire as to the status of an investigation.

The Company will not retaliate against or impose any other form of retribution on any employee as a result of their report of a suspected violations or improper activity.

REQUIREMENTS FOR CONFIRMING COMPLIANCE WITH THE CODE

The Code is to be followed at all levels of our organization. If you have received this Code, it has been determined that your job classification is of such a nature that you must verify compliance with the Code.

After you have completed reading the Code and any related policies and procedures, please print out this Acknowledgment page, sign it and return it to the Legal Department at PQ Valley Forge Headquarters, 1200 W. Swedesford Road, Berwyn, PA 19312.

ACKNOWLEDGMENT

By signing below, I certify that I have received, read, understand and will abide by the Company’s Code of Conduct and I am not aware of any violations of the Code.

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